Exhibit 10.12

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the "Agreement") is entered into as of this 20th day of November, 2007, by and among Global Warming Solutions, Inc. "GWSO" a corporation existing under the laws of the state of Oklahoma ("GWSO" or "Purchaser"); and Artem Madatov, an individual, and Oleksiy Ostanin an individual (collectively, the "Sellers").

WITNESSETH:

WHEREAS, the Sellers are the inventors of, and collectively and currently hold, all unencumbered right, title and interest to the WEPS (Wave Electric Power Station) a Power Station technology reliant on floating devices that convert the energy of sea waves to electricity capable of producing up to 100 kWh per unit. All such trade secrets and intellectual property rights shall collectively be referred to herein as the "Intellectual Property";

WHEREAS, the Purchaser wishes to further develop and commercialize WEPS and the Intellectual Property in the United States and world wide, and is willing to grant the Sellers voting common stock in the Purchaser and a board position and the Sellers agree to cooperate and make best efforts with the Purchaser in consideration of Sellers' granting all right, title and interest in WEPS and the Intellectual Property;

WHEREAS, the parties agree that the Purchaser shall not assume any of the liabilities of the Sellers regarding WEPS and the Intellectual Property;

NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby agree as follows:

ARTICLE I PURCHASE OF ASSETS

          1.1  Purchase and Sale of Assets. Sellers represent and warrant to Purchaser that Sellers own without limitation, all right, title and interest in and to all of the WEPS and Intellectual Property (contractual or otherwise) described or referred to in Exhibit 1.1 hereto ("the Purchased Assets"). Upon the terms and subject to the conditions of this Agreement, Sellers hereby agree that on the Closing Date (as hereinafter defined in Section 2.1), Sellers shall sell, assign, transfer and convey to the Purchaser, and Purchaser hereby agrees to purchase, obtain and acquire from Sellers, all of Sellers' right, title and interest in and to all of the Purchased Assets, free and clear of any and all claims, rights, liens and/or encumbrances (except as otherwise provided in this Agreement). The Purchased Assets shall comprise all of the following:

(a) All Intellectual Property as described in Exhibit 1.1, and all work papers, research, prototypes, technology, theory, formula, and any other properties and assets, whether tangible or intangible, related to the Intellectual Property and WEPS.

(b) Any franchises, licenses, permits, consents and other certificates of any regulatory, administrative agency or body issued to or held by Sellers that are related to the Purchased Assets.

          1.2  Liabilities Not Assumed. Purchaser does not assume or otherwise become responsible for, any liability or obligation of the Sellers or claims of such liability or obligation whatsoever known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including without limitation:

(a) Any liability whatsoever with respect to the Purchased Assets
(b) Any and all liabilities of the Sellers, whether or not related to Purchased Assets
(c) Any present or future action, suit, claim or proceeding against the Sellers

          1.3  Purchase Price. In consideration of and in exchange for the each of the Sellers' sale, assignment, transfer and conveyance of all of the Purchased Assets, and in consideration of each of the Sellers' agreement hereby to not compete in any way with the Purchaser or the Purchased Assets for a period of five years from the Closing Date, the Purchaser agrees to pay to the Sellers a total stock payment of One Million (1,000,000) shares of restricted voting common stock of the Purchaser ("the Shares"). The Purchaser agrees to pay expences of WEPS patenting in the United States and sign appropriate Patent License Agreement. In addition Mr. Artem Madatov will be elected to the board of directors of Global Warming Solutions, Inc. no later than January 30 th, 2008.

1.4 Investment Representations Required under SEC Rules

(a) Investment Intent. The Sellers are acquiring the Shares solely for their own account, as principals, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of the Shares.

(b) No Securities Act Registration. Sellers understand that the shares of Purchaser's stock issued as the Shares have not been registered under either the United States Securities Act of 1933 or any state securities law, that Sellers must hold the Shares unless the Shares are subsequently registered under those laws or transferred in reliance on an opinion of counsel that registration under those laws is not required, and that the certificates representing the shares will bear a legend to the foregoing effect.

(c) Ability to Evaluate and Bear Risk. Each of the Sellers are fully able (1) to evaluate the information provided by the Purchaser relevant to the merits, risks, and other factors bearing on the suitability of the Shares as an investment, and (2) to bear the economic risk of its proposed investment in the Shares without reselling the Shares.

1.5 Business Transition.

Following Closing, each of the Sellers and the Purchaser shall cooperate with each other, execute such documents and instruments, and take such other actions as are reasonably requested by either party to effectuate a smooth transition of the Purchased Assets to the Purchaser, and to develop and commercialize the Purchased Assets.

ARTICLE II CLOSING

          2.1  Date and Time of Closing. Subject to satisfaction of the conditions to Closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (Eastern Standard Time), on November 20 th, 2007 at the offices of Purchaser, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the "Closing Date").

2.2 Delivery of Instruments. The following documents, instruments and other materials shall be executed and delivered at or prior to the Closing on the Closing Date:

(a) Instruments of Transfer. The Sellers shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents reasonably satisfactory in form and substance to the Purchaser and its counsel as they may reasonably deem to be necessary or appropriate to vest in the Purchaser on the Closing Date good and marketable title to the Purchased Assets free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall transfer upon delivery of such assets.

(b) Purchase Price. Purchaser shall deliver to the Sellers the Purchase Price, as provided in Section 1.3. At each of the Sellers' respective requests, his or her respective stock certificate may be delivered to his or her respective address as set forth on Exhibit 2 hereto.

(c) Related Agreements. The Purchaser and the Sellers shall execute and deliver any other agreements reasonably necessary to effectuate consummation of the transactions contemplated herein.

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Sellers. The Sellers represent and warrant to the Purchaser as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by the Sellers. The Sellers have taken all necessary action and have all the necessary power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Binding Agreement. This Agreement is the valid and binding and irrevocable obligation of the Sellers, and assuming validity of the representations and warranties of Purchaser, the enforceable against such Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect

(c) Title. The Sellers owns good, marketable, unencumbered, full and valid title, as would be considered under the law of any jurisdiction, to all of the Purchased Assets and can demonstrate a continuous chain of title with respect thereto since acquisition or invention.. The Purchased Assets are or will at the date of closing be owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. None of the Sellers are in bankruptcy, divorce or any other proceedings which might result in claims against the Purchased Assets.

(d) Intellectual Property. With respect to the Purchased Assets, the Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation. No consent of any government, authority or individual is necessary for the sale by the Sellers of the Purchased Assets. The Sellers have agreed among themselves as to their proportionate ownership of the Intellectual Property and the Purchased Assets and have no dispute regarding the proportionate holdings of Shares reflected in Section 1.3 of the Agreement.

(e) Accuracy of Information Furnished. No statement by the Sellers set forth herein or in the exhibits or the schedules hereto, and no statement, verbal or written, made in connection with the transactions contemplated hereby or the Purchased Assets, contains any untrue statement of a material fact, or omits to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.2 Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Sellers as follows:

(a) Authorization. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Purchaser. The Purchaser has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Binding Agreement. This Agreement has been duly and validly executed and delivered by the officers of the Purchaser on its behalf, and assuming the validity of representations and warranties of the Sellers, this Agreement is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.

(c) Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted.

ARTICLE IV COVENANTS

4.1. Obligations. Each of the Sellers and the Purchaser agrees to carry out their respective obligations at and following Closing as setforth in Article I, II and IV of this Agreement.

(a) Governmental Filings and Consents. The Sellers and the Purchaser shall cooperate with one another and make best efforts in filing any necessary applications, reports or other documents with any domestic or foreign, federal, state or local agencies, or authorities with respect to the Intellectual Property and the WEPS, including but not limited to patent, trademark and copyright applications and filings on behalf of the Purchaser.

(b) Commercialization. The Sellers and the Purchaser will work together and make best efforts to develop and commercialize the Intellectual Property and the WEPS.

(c) Notice. The Sellers will give prompt notice of any claim against any of them or against the Purchased Assets and will give full cooperation and best efforts to the Purchaser in defending any such claim, and in the event of any claim, lien, or acflon against the Purchased Assets, the Sellers will indemnify the Purchaser in full for any resulting costs, expense or damages incurred by the Purchaser.

ARTICLE V MISCELLANEOUS

          5.1  Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own legal, accounting, and other fees and expenses incident to the transactions contemplated herein.

          5.2  Modification, Amendments and Waiver. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by mutual consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

5.3 Assignment. The Purchaser shall have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          5.4  Burden and Benefit. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and permitted assigns.

          5.5  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oklahoma, without regard, however, to such jurisdiction's principles of conflicts of laws.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

          5.7  Severability of Provisions. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable.

5.8 Survival. The provisions of Sections 1.1, 1.4 and all of Articles III, IV and V shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date and year first above written.

Mr. Madatov A. and Ostanin 0.	Global Warming Solutions, Inc.
______________________	______________________
By: Artem Madatov	By:

______________________
By: Olexiy Ostanin

Exhibit 1.1

The Science

How much energy do sea waves generate? Physics show, that wave energy increases in proportion to third power of amplitude. Therefore, each 10 meter-wave brings 150 kW per 1 meter of wave front. In which case a 1000 meter power plant can produce 15 MW with 10% co-efficiency. That would be enough for 30 thousand inhabitants of a small town.

Winter energy consumption of Great Britain (30 GW) can be satisfied by wave power plant situated in North Atlantic behind Hebrides. Those huge waves are able to move ranges of big power plants - 1000-2000 meters length and 150-200 MW power.

Small consumers can be supplied with little units - 10-20 meters length and 10-20 kW power.

The best material for wave unit production in industrial scale is plastic (polyethylene, polypropylene and so on). Such material isn't expensive, especially recycled - about $100 per 1 ton. There are a lot of machines for blowing and extrusion of different kinds of details for wave device. Then self-cost of small plastic wave power plant will be $150-160 per 1 kW, and of large one even less. Service life of plastic wave devices is 3-5 years and depends on sun radiation resistance. Since pay back term of power plant is 3-4 months, its self-cost will return 12-15 times. It's not too bad for energy sector of industry.

The Device

Mr.Madatov A. and Ostanin 0. developed and tested several types of floating wave power plants with different capacity. These wave power plants don't need any exploitation service, are reliable, easy and don't corrode, can be used anywhere there are waves. Production of such wave power units can be arranged at the seashore anywhere. Plastic hollow elements are blown by special automatic machine at the plant are transported to the place of usage at the seashore and are assembled into whole unite very easy. Conventional electrical generator with required power is connected with the unit. Then ready units are set on the anchors in the sea opposite the consumer and a connected with him through underwater cable.

The Sellers's wave power station is offered (Russian #93053457), which is a rotor converter of sea waves energy attached to a conventional energy generator.

While afloat when there are waves on the sea the wave power station generates electric current and directs it through a cable to a consumer (a settlement on the sea shore, a vessel or a producing enterprise).

Specifications: Self cost - $150-160 per 1 kW Service life - 3-5 years Power - 0,5-1,0 kWlm2 at the wave height of 1 m Pay back term - 3-4 months Material - recycled plastic

Principle of Operation

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Our wave device is few rotors with work cells which are located on their side surface (rotor by Winkrants). Rotors are gathered parallel by hard frame and are connected with conventional electrical generator through transmission.

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Work cells are equipped with valves, which let pass water and air in one direction- only inside work cells. Thus, while sea water is oscillating and is passing inside work cells on one side but is not passing on another side, inequality of gravity pull and Archimede's force is existing. Therefore, rotating moment is appearing.

The pilot wave power device of full size (5x10 m) with capacity up to 3 kW will be assembled and installed at seashore in Ha'apai Islands in Tonga under the Project. This power unit will be used for autonomous energy supply of FM transmitter with power about 1 kW.

Float parts of the device are made from recycled plastic: work cells from HDPE and work rotors from PVC. After assembling the device will be toweled and moored in the deep water on the concrete anchors. The device is connected to consumer of electricity by underwater cable. There is accumulator battery for non-stop energy supply despite on whether conditions.

Intellectual Property

Now patent process on wave power generation is under way (PCT).

Our International patent process is under way (PCT) - international application No.PCT/162007/003078.

Patent ability of the technology is provided by the rate of innovations:
•	usage of multitude of rotors;
•	arrangement of rotors;
•	angled arrangement work cells;
•	usage of composite tubes in rotors;
•	arrangement of a frame of the device;
•	equipment of work cells with valves;
•	mutual direction of rotors rotation;
•	recycled plastic as a material;
•	way of easy and cheap production of plastic units (extrusion).

Marketing

Having in mind the possibility of easy and fast assembling of different size wave units from standard ready details at any place of installation, we can offer three ways of our product promotion into international market:

•	sale licenses to existing enterprises through the World;
•	production at one factory and trading of sets for assembling through net of dealers;
•	creation of International corporation with boards in different countries.

This map shows power of ocean waves at the World Ocean

Market forecast

Wide introduction of cheap energy sources into energy equipment and electricity market will lead to:
•	decrease of dependence on oil import;
•	increase of stability of stock market against oil price oscillating;
•	creation of new energy-independent enterprises, especially in small countries in South Pacific;
•	creation of environment friendly technologies, such as hydrogen transport, new materials, synthetic fuel, water refreshment, extraction of useful substances from sea water and so on;
•	creation of environment friendly recreation areas in reservation zones;
•	development of far-away territories;
•	development of waste processing technologies;
•	development of communications technologies market;
•	development tourism and hotel business in Pacific region;
•	development of fishery and sea food production;
•	increase of employment.

Applications
•	large-size power plants which are connected to the grid;
•	small-size power units for far-away consumers;
•	source of energy for vessels moving;
•	usage as a kindergarten for fish, crabs and so on;
•	coast-line protection.

Wave Electric Power Station Diagram

Brief Feasibility Report

Our wave energy devices are made from recycled plastic by method of automatic blowing of standard hollow floats. This allows us to get compensation fee from government for utilization of plastic waste.

Maximal power of wave energy unit depends on number and volume of floats. Real electrical power at the any moment depends on wave amplitude. For uninterrupted electrical supply of autonomous consumers (for instant, a single cottage at the sea shore, 5-25 kW) it is able to use an accumulator battery.

One admirable feature of the project is necessity of replacement of the plastic floats each 3-5 years. Since, market of the product is guaranteed in future.

Other wonderful point of the project is the ability to order all the details from other companies at the first time. Therefore, we can explore market of the product without heavy expenses.

The electric energy price is between 0.03 and 0.5 $ per 1 kWh through the world. Let's take minimal price for our calculation.

INCOME
Average service life of energy unit is 3 years minimum or		26 000 hours
Minimal price of energy		$0,03 /kWh
Prime cost of energy for the whole service life		$783,4/kW
Possible annual production of units		2000 kW
Annual revenue		$1'576'800
Fee for plastic waste utilization (5000 t x $80/t)		$ 400'000
Annual income		$1'976'800

EXPENSES
Annual rent for blowing automatic machine (W200 I)
$100'000
Ordering of transmissions and others 40 t x $2000/t		$ 80'000
Purchasing of electrical generators 200 items x $500		$ 100'000
Ordering of plastic pipes 1000 t x $1001t		$ 100'000
Purchasing of electrical cables 40'000 m x $2/m		$ 80'000
Purchasing of anchor nylon cable 20'000 m x $1/m		$ 20'000
Ordering of concrete anchors 200 items x 1 t x $20/t		$ 40'000
Annual rent for boat		$ 20'000
Unforeseen expenses 10%		$ 86'400
Delivery expenses 200 items x $250		$ 50'000
Salary of employees:	Monthly	Annually
-director	$ 4'000	$ 48'000
-market agent	$ 3'000	$ 36'000
-accountant	$ 3'000	$ 36'000
-3 blow machine mechanics	$ 9'000	$ 108'000
-4 assemblers	$ 8'000	$ 96'000
10 persons	$27'000	$ 324'000

Annual expenses		$1'000'400

Balance + $976'400

Efficiency 49.4%

It would be better to produce wave energy units to order. Then the money turnover will be not more than 1 month, and we can have $160-165'000 of working money having $90'000 benefit monthly.